GUARANTY



         In consideration of and as inducement to the making of a loan in the principal sum of SIX MILLION NINE HUNDRED TWENTY THOUSAND SEVEN HUNDRED AND NO/100 DOLLARS ($6,920,700.00) (hereinafter referred to as the "Loan"), by BURGER KING CORPORATION, a Florida corporation, with a place of business at 17777 Old Cutler Road, Miami, Florida 33157 (hereinafter referred to as "BKC"), to AMERIKING TENNESSEE CORPORATION I, a Delaware corporation, with a place of business at c/o The Jordan Company, 9 West 57th Street, 40th Floor, New York, New York 10019 (hereinafter referred to as the "Obligor"), the undersigned, LAWRENCE JARO and WILLIAM OSBORNE (hereinafter collectively referred to as the "Guarantors"), jointly and severally unconditionally guarantee to BKC prompt payment and performance of all "Obligations" (as hereinafter defined) to BKC of the Obligor.

         1. The term "Obligations" as used in this Guaranty shall mean the payment of all principal, interest and charges due under that certain Secured Promissory Note of even date herewith evidencing the Loan and the prompt and reasonable performance and observance of all of the covenants, agreements and conditions of the Stock Pledge Agreement referred to therein.







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         2. This Guaranty shall operate as a continuing guaranty of all the
Obligations. The liability of the Guarantors shall be unlimited and such liability shall continue regardless of any reduction (except by payment hereunder) or increase of the Obligations until all of the Obligations have been paid or otherwise discharged.

         3. Upon the occurrence of any of the hereafter described "events of default," the liability of the Guarantors hereunder shall be effective immediately; and each of the Guarantors waives demand, presentment, notice of default under any of the Obligations, protest, notice of acceptance of this Guaranty, notice of any loan made, extension granted or other action taken in reliance hereon and all demands and notices of every kind in connection with this Guaranty or the Obligations; assents to any renewal, extension or postponement of the time of payment of any of the Obligations or any other indulgence with respect thereto, regardless of the length and number of such renewals, extensions, postponements or indulgences, to any substitution, exchange or release of collateral therefor and to the addition or release of any other person primarily or secondarily liable thereon; and agrees to the provisions of any instrument, security or other writing now or hereafter evidencing any of the Obligations. Failure of BKC in any one instance to make any demand or otherwise to proceed against any of the Guarantors shall not constitute a vaiver of BKS's right toproceed against the Guarantors in respect to any or all Other defaults by the Obligor. The Guarantors shall not assert any right

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arising from payment or other performance hereunder until the Guarantors'
liability hereunder shall have been discharged in full and all of the Obligations existing at the time of such discharge shall have been fulfilled.

         4. Each Guarantor agrees that this Guaranty shall be directly enforceable against the Guarantor without first resorting to the Obligor or exhausting remedies against it or against any securities or liens available to BKC and that suit may be commenced against the Guarantor without commencing suit against the Obligor and without joining the Obligor as a defendant, in which event, upon payment in full of the Obligations, BKC shall assign to the Guarantors its rights against Obligor. The Guarantors agree that in the event a settlement is made with the Obligor for less than the amount of the Obligations actually due BKC, the Guarantors shall in no way be released from liability for the balance still due to BKC even though the Obligor shall have been released from said Obligations. The Guarantors waive any right to require that an action be brought against the Obligor or any other person or to require that resort be had to any security or any balance of any deposit account or credit on the books of BKC in favor of Obligor or any other person. The Guarantors waive the benefit of any statute of limitations affecting the Obligor's liability hereunder or the enforcement thereof and waive any and all defenses available to a surety or a guarantor except payment and performance in full.


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         5. The Guarantors guarantee to BKC the payment of any and all expenses paid or incurred by BKC (including reasonable attorneys' fees) in connection with the collection of all sums and obligations guaranteed hereunder, whether such collection be from the Obligor or from the Guarantors.

         6. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, BKC must rescind or restore any payment, or any part thereof, received by BKC in satisfaction of the Obligations, as set forth therein, any prior release or discharge from the terms of this Guaranty given to Guarantors by BKC shall be without effect, and this Guaranty shall remain in full force and effect.

         7.       Each Guarantor represents and warrants that:

                  7.1 Guarantor is not now in default of any of its obligations and agreements and no condition exists, which, if continued, would constitute such default, and there are no known suits or proceedings pending or threatened against the Guarantor; and

                  7.2 The pro-forma financial statements of National Restaurant Enterprises, Inc., a Delaware corporation, the holder of all of the outstanding capital stock of Obligor ("NRE") dated the 8th day of November, 1995, given to BKC in connection with the making of the Loan, are true and accurate as of the date

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thereof, and there has been no adverse change since such date in the financial condition and operations of NRE or any other matters contained or referred to therein and no additional material liabilities have arisen or been incurred since such date.

         8. Without limiting the generality of the foregoing, the liability of the Guarantors shall not be affected by any action which BKC may take or fail to take with respect to any other guaranty or endorsement of or security for the Obligations hereby guaranteed, or any alteration or modification in any such obligation to which BKC may agree, or because of any fraud, illegal or improper acts of the Obligor, of if, by operation of law, the Obligor's Obligations to BKC are invalid.

9. Upon the occurrence of any of the following events of default:

(a) a default by Obligor in the payment or performance of any of the Obligations beyond the expiration of any applicable grace or notice period or the occurrence of any event of default under any of the documents evidencing the Obligations; or

(b) (i) the death of any Guarantor or the appointment of a permanent receiver for or for any of the property of or an assignment for the benefit of creditors by, or the filing of a petition under any bankruptcy, receivership, insolvency or debtor relief law by, or a petition for any readjustment of indebtedness, reorganization, composition or extension by, or the making or entering into of a trust mortgage or deed or other instrument of similar import for the benefit of creditors by, the Guarantor; or (ii) the pendency of any such petition against the

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     Guarantor, such petition remaining undismissed for a period of thirty (30)
     days; or

(c) the attachment of the goods or credits of any Guarantor, or the institution of any foreclosure proceedings against any Guarantor; said attachment remaining undismissed for a period of thirty (30) days, or said foreclosure proceeding remaining undismissed for a period of fifteen
     (15) days; or

(d) if any Guarantor becomes insolvent and unable to pay its debts as they mature or if an order for relief under the Bankruptcy Code is entered against any Guarantor; or

(e) any breach of any of the covenants and agreements herein contained or if any representation contained herein is or should prove to be false or misleading in any material respect;

for purposes of this Guaranty, all Obligations of the Obligor, regardless of the terms thereof and all obligations of the Guarantors hereunder, at BKC's election, shall be deemed to have become immediately due and payable and BKC may take any action it deems necessary or advisable to enforce this Guaranty.

         10. This Guaranty is intended to take effect as a sealed instrument, shall inure to the benefit of BKC and its successors and assigns, and shall be binding upon the Guarantors and their heirs, executors, administrators, other legal representatives, successors and assigns.

         11. This Guaranty shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made to be performed in

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Florida and shall be enforced in Federal or state courts located in the City of Miami, Metropolitan Dade County, State of Florida. The Guarantors hereby irrevocably submit to the jurisdiction of any Florida State or Federal court sitting in the City of Miami, Florida and any appellate court thereof in any action or proceeding arising out of or relating to this Guaranty. The Guarantors hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right to jurisdiction on account of the place of residence or domicile of the Guarantors.


         12. THE GUARANTORS AND BKC BY ACCEPTANCE OF THIS GUARANTY DO HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY. THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL IS A MATERIAL INDUCEMENT FOR BKC TO ACCEPT THIS GUARANTY.
         IN WITNESS WHEREOF, this Guaranty has been executed and delivered to BKC by the Guarantors on this 21st day of November, 1995.


                      ---------------------------------------
                      LAWRENCE JARO

                      ---------------------------------------
                      WILLIAM OSBORN


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